                                                                      Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK


NINE MONTHS ENDED SEPTEMBER 30,             1997                   1996
-------------------------------------------------------------------------------
(Amounts in thousands, except           (Unaudited)            (Unaudited)
  per share data)

Weighted average number of shares outstanding:

    4% Preferred..........................    188                      197
    6-1/2% Preferred......................    984                    1,035
    Class A............................... 23,722                   20,523
    Common................................      -                    3,000
                                           ======                  =======


Weighted average number of shares outstanding assuming conversion of preferred stock into Class A stock:

    Class A................................27,614      100.00%      24,613        89.14%
    Common.................................     -           -        3,000        10.86
                                           ------      -------     -------       ------
                                           27,614      100.00%      27,613       100.00%
                                           ======      ========     ======       =======


Income (loss) from continuing
  operations..............................$11,898                  $(1,013)
Loss from discontinued operations.........      -                   (2,635)
                                          -------                   -------
     NET INCOME (LOSS)....................$11,898                  $(3,648)
                                          =======                   =======



Allocation of net income (loss) on the basis of the respective dividend rights of the above classes of stock, pro rata:

    Class A...............................$11,898     100.00%      $(3,252)       89.14%
    Common................................      -          -          (396)       10.86
                                          -------     ------       -------       ------
                                          $11,898     100.00%      $(3,648)      100.00%
                                          =======     =======      =======       =======

Earnings (loss) per Class A share:
  Earnings (loss) from continuing
   operations.............................  $ .43                    $(.04)
  Loss from discontinued operations..           -                     (.09)
                                            -----                     -----
Earnings (loss) per Class A share.........  $ .43                    $(.13)
                                            =====                     =====